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                                                                   EXHIBIT 10.49



                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                          CHANCELLOR MEDIA CORPORATION
                                       AND
                                MATTHEW E. DEVINE

     This Employment Agreement (this "Agreement") is made and entered into on May 18, 1998, to be effective as of April 17, 1998 (the "Effective Date"), between Chancellor Media Corporation, a Delaware corporation (the "Company"), Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Los Angeles") and Matthew E. Devine (the "Executive"), residing at 3101 Cumberland Court, Colleyville, TX 76034.

                              W I T N E S S E T H:

     WHEREAS, the Company, Los Angeles and the Executive are parties to an existing Employment Agreement dated effective as of September 4, 1997 (the "Prior Employment Agreement"); and

     WHEREAS, in connection with certain management changes at the Company, the Company and the Executive desire to amend and restate in its entirety the Prior Employment Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.  DEFINITIONS

     The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary:

     "Annual Bonus" shall mean the annual incentive bonus payable to the Executive described in Section 4.

     "Average Bonus" shall mean the greater of (a) (i) the total of the Annual Bonuses paid hereunder with respect to the Employment Term, divided by (ii) the length of such portion of the Employment Term in years (including fractions) as falls on or prior to the last December 31 thereof and (b) One Million Two Hundred Thousand Dollars ($1,200,000).

     "Base Salary" shall mean the annual base salary payable to the Executive at the rate set forth in Section 4.

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     "Board" shall mean the Board of Directors of the Company.

     "Broadcast Cash Flow" for any accounting period shall mean station operating income for such accounting period for the stations owned or operated by the Company as of the last day of such accounting period on a consolidated basis excluding depreciation, amortization and corporate, general and administrative expenses, calculated in a manner consistent with the presentation of "broadcast cash flow" in the Company's periodic reports filed with the Securities Exchange Commission.

     "Broadcast Cash Flow Target" for any accounting period shall mean one hundred five percent (105%) of the station operating income for the corresponding accounting period falling twelve (12) months earlier on a consolidated basis excluding depreciation, amortization and corporate, general and administrative expenses, calculated in a manner consistent with the presentation of "broadcast cash flow" in the Company's periodic reports filed with the Securities Exchange Commission, with respect to the stations owned or operated by the Company as of the last day of the accounting period for which the Broadcast Cash Flow Target is calculated.

     "Cause" shall mean the Executive's (a) habitual neglect of his material duties or failure to perform his material obligations under this Agreement, (b) refusal or failure to follow lawful directives of the Board, (c) commission of an act of fraud, theft or embezzlement, or (d) conviction of a felony or other crime involving moral turpitude; provided, however, that the Company shall give the Executive written notice of any actions alleged to constitute Cause under subsections (a) and (b) above, and the Executive shall have a reasonable opportunity (as specified by the Compensation Committee) to cure any such alleged Cause.

     "Change in Control" shall mean (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation; (d) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (e) the majority of the Board is composed of members who (i) have served less than twelve (12) months and (ii) were not approved by a majority of the Board at the time of their election or appointment.

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     "Change in Operations" shall mean a change in the business operating strategies of the Company (e.g. material cost controls or other material restrictions on the Company's ability to increase its gross revenues) which are imposed upon the Executive without his consent, and, in his reasonable judgement, are fundamentally different from the business operating strategies in effect at the Company on the Effective Date; provided, however, any expansion of the Company's business into other media businesses, including, without limitation, radio stations in small- or medium-sized markets, television, outdoor advertising, and international media opportunities, shall not constitute a Change in Operations. Any dispute as to whether a Change of Operations has occurred shall be resolved pursuant to Section 14.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean $0.01 par value common stock of the Company.

     "Compensation Committee" shall mean the Compensation Committee of the Board.

     "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers (1982-84=100) for all cities as reported by the United States Bureau of Labor Statistics.

     "Contract Year" shall mean each twelve (12) consecutive month period during the Employment Term which begins on the Effective Date and each annual anniversary thereof.

     "Employment Inducements" shall mean any compensation, including, without limitation, signing bonuses and stock options, that are paid or granted to senior officers of the Company in connection with such officers' initial hiring by the Company, or in connection with any amendments to or extensions of the term of such senior officers' employment agreements with the Company.

     "Employment Term" shall mean the period beginning on the Effective Date and ending on the close of business on the effective date of the Executive's termination of employment with the Company.

     "Excise Tax" shall mean the taxes imposed by Code Section 4999.

     "Expiration Date" shall have the meaning ascribed to such term in Section
2.

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     "Good Reason" shall mean (a) the Company's material breach of any provision hereof, (b) the Executive no longer directly reporting to Jeffrey A. Marcus or Thomas O. Hicks, (c) any adverse change in the Executive's job responsibilities (except for responsibilities relating to acquisitions), duties, functions, status, offices, title, perquisites or support staff, (d) relocation of the Executive's regular work address by more than twenty (20) miles without his consent, (e) a Change in Operations, or (f) a Change in Control; provided, however, that the Executive shall give the Company written notice of any actions (other than those set out in subsections (e) or (f) above) alleged to constitute Good Reason and the Company shall have a reasonable opportunity to cure any such alleged Good Reason.

     "Option Agreement" shall mean the agreement between the Executive and the Company pursuant to which any Option is granted to the Executive.

     "Option Plan" shall mean the 1998 Chancellor Media Corporation Non-Qualified Stock Option Plan, as amended from time to time, and any successor thereto, subject to obtaining stockholder's approval of the Option Plan (which will be submitted to the Company's stockholders at the 1998 annual meeting of stockholders with the recommendation of the Board).

     "Options" shall mean the non-qualified stock options to be granted to the Executive hereunder.

     "Permanent Disability" shall mean the Executive's inability to perform the duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than ninety (90) working days (excluding vacation) in any twelve (12) consecutive month period as determined by the Board. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Board.

     "Prior Employment Agreement" shall be as defined in the Recitals to this Agreement.

     "Related Parties" shall mean with respect to any person (a) the spouse and lineal ascendants and descendants of such person, and any sibling of any of such persons and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of persons referred to in subsection (a) above.

     "Termination of Employment" shall mean the first to occur of the following events:


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                (a) the date of death of the Executive;

                (b) the effective date specified in the Company's written notice to the Executive of the termination of his employment as a result of his Permanent Disability, which effective date shall not be earlier than the ninety-first (91st) working day (excluding vacation) following the commencement of the Executive's inability to perform his duties hereunder;

                (c) the effective date specified in the Company's written notice to the Executive of the Company's termination of his employment without Cause;

                (d) the effective date specified in the Company's written notice to the Executive of the Company's termination of his employment for Cause;

                (e) the effective date specified in the Executive's written notice to the Company of the Executive's termination of his employment for Good Reason;

                (f) the effective date specified in the Executive's written notice to the Company of the Executive's termination of his employment without Good Reason; and

                (g) the date the Executive's employment terminates pursuant to
         Section 2.

     "Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause.


2. EMPLOYMENT

     The Company agrees to continue the employment of the Executive, and the Executive agrees to continue to provide services to the Company from the date of this Agreement until the close of business on the fifth (5th) anniversary of the Effective Date (the "Expiration Date"), unless the Executive's employment is earlier terminated pursuant to a Termination of Employment. The Executive will serve the Company subject to the general supervision, advice and direction of the Board and the Chief Executive Officer and upon the terms and conditions set forth in this Agreement.

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3. TITLE AND DUTIES

     (a) The Executive's job title shall be Senior Vice-President and Chief Financial Officer of the Company (and any new multi-media company formed with the Company). During the Employment Term the Executive shall have such authority and duties as are usual and customary for such position, and shall perform such additional services and duties as the Board may from time to time designate consistent with such position.

     (b) The Executive shall report solely to the Chief Executive Officer. Certain other senior officers of the Company, designated from time to time by the Chief Executive Officer, may report, directly or indirectly through other senior officers designated from time to time by the Chief Executive Officer, to the Executive, and the Executive shall be responsible for reviewing the performance of such senior officers of the Company.

     (c) The Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:

                (i) serving as a director of, or member of a committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities; and

                (ii) serving as a director of, or member of a committee of the directors of, the corporations or organizations for which the Executive presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the future; provided, that except as specified above, the Executive may not accept employment with any other individual or other entity, or engage in any other venture which is indirectly or directly in conflict or competition with the then existing business of the Company.


4. COMPENSATION AND BENEFITS

     (a) Base Compensation. During the Employment Term, the Company shall pay the Executive, in installments according to the Company's regular payroll practice, Base Salary at the annual rate of Five Hundred Thousand Dollars ($500,000) for the first (1st) Contract Year with increases of Twenty Five Thousand Dollars ($25,000) per year for each subsequent Contract Year.

     (b) Annual Incentive Bonus. The Executive shall be entitled to an Annual Bonus for each calendar year during which he is employed hereunder. Such Annual Bonus for

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any such calendar year shall be equal to two and one-half percent (2.5%) of the excess, if any, of Broadcast Cash Flow for the portion of such calendar year during which the Executive is employed over the Broadcast Cash Flow Target for such portion of such calendar year, but in no event more than Two Million Dollars ($2,000,000) in any calendar year or, for the calendar year, if any, in which this contract terminates, the product of Two Million Dollars ($2,000,000) and the fraction of such calendar year which precedes the date of such termination. The Executive's Annual Bonus earned with respect to each calendar year shall be paid at the same time as annual incentive bonuses with respect to that calendar year are paid to other senior executives of the Company generally, but in no event later than March 31 of the following calendar year.

     (c) Stock Options.

                (i) On the Effective Date and each of the first four (4) anniversaries thereof on which the Executive remains employed hereunder, the Executive shall be granted an Option to purchase One Hundred Twenty Thousand (120,000) shares of Common Stock. In the event the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason prior to the Expiration Date, the Executive shall be granted, as of the date of such Termination of Employment, a number of Options equal to Six Hundred Thousand (600,000) minus the number of Options previously granted pursuant to the immediately preceding sentence.

                (ii) All Options described in paragraph (i) shall be granted subject to the following terms and conditions: (A) the Options shall be granted under and subject to the Option Plan; (B) the exercise price of the Options shall be the last reported sale price of the Common Stock on the Nasdaq National Market System (or other principal trading market for the Common Stock) at the close of the trading day immediately preceding the date as of which the grant is made; (C) each Option shall be vested on the date of grant; (D) each Option shall be exercisable for the ten (10) year period following the date of grant, subject, however, to such approval by the shareholders of the Company as is sufficient to satisfy the requirements for listing of the Common Stock on the Nasdaq National Market System; (E) each Option shall be evidenced by, and subject to, an Option Agreement; and (F) the number of shares granted shall be subject to adjustment for any subsequent stock splits.

                (iii) The Option Agreements shall specify that the Options shall remain exercisable for the periods described in paragraph (ii) above notwithstanding any Termination of Employment.

     (d) Vacation. During each complete twelve (12) month period of the Employment Term, the Executive shall be entitled to no fewer than four (4) weeks of paid


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vacation (unless, based on his length of service with the Company and his position with the Company, the Executive is entitled to a greater number of weeks of paid vacation under the Company's generally applicable vacation policy, as determined by the Compensation Committee).

     (e) Employee Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate on terms and conditions no less favorable than those which apply to such other senior executives of the Company.

     (f) Company Payment of Health Benefit Coverage. During the Employment Term, the Company shall pay the amount of premiums or other cost incurred for coverage of the Executive and his eligible spouse and dependent family members under the applicable Company health benefits arrangement (consistent with the terms of such arrangement).

     (g) Life Insurance Policy. In addition to the insurance coverage contemplated by Section 4(e), during the Employment Term the Company shall maintain in effect term life insurance coverage for the Executive with a death benefit of at least Five Hundred Thousand Dollars ($500,000), subject to the Executive's insurability at standard rates and with the beneficiary or beneficiaries, thereof designated by the Executive. Notwithstanding Section 9 of this Agreement, such life insurance policy or policies may be assigned to a trust for the benefit of any beneficiary designated by the Executive.

     (h) Automobile and Parking Allowance; Other Benefits.

                (i) During the Employment Term, the Company shall either provide the Executive with, or pay or reimburse the Executive for (A) his purchase or lease of an automobile of the size and class of the Executive's current Company-provided automobile; and (B) parking space at the Company's corporate office maintained in Irving, Texas.

                (ii) During the Employment Term, the Company shall provide the Executive with, or pay or reimburse the Executive for, the cost incurred for membership of the Executive and his spouse and dependent family members in the athletic club of Executive's choosing and in the country club of Executive's choosing.

     (i) Most Favored Benefits. If the Company shall provide employment related benefits (including, without limitation, benefits of the type referred to by clauses (a)


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through (h) of this Section 4) in an aggregate amount greater than or on more favorable terms and conditions (on an aggregate basis) as are granted to any other senior executive of the Company (except for Employment Inducements and benefits provided to the Chief Executive Officer or Chief Operating Officer of the Company), the Executive shall be provided such benefits in substantially comparable amount and/or under the substantially comparable terms and conditions, as applicable, on an aggregate basis.

     (j) Execution Bonus. The Executive shall be paid or granted, as the case may be, the following Employment Inducements in connection with the execution of this Agreement, and in lieu of any and all rights under the Prior Employment
Agreement:

                (i) Within fifteen (15) days after the execution and delivery of this Agreement, the Company shall pay to the Executive a one-time execution bonus in the gross amount of One Million Dollars ($1,000,000).

                (ii) Within thirty (30) days after the execution and delivery of this Agreement, the Company shall make a one-time cash payment to the Executive in a gross amount such that the net payments retained by the Executive after payment of any Excise Tax with respect to such payment shall equal Two Million Dollars ($2,000,000).

                (iii) The Executive shall be granted an option to purchase Six Hundred Thousand (600,000) shares of Common Stock (collectively, the "Execution Options"), subject to the following terms and conditions:
         (A) the Execution Options shall be granted under and subject to the Option Plan; (B) the exercise price of the Execution Options shall be $42.125 per share (the price per share at the close of trading on April 28, 1998); (C) the Executive Options shall be vested on the date of grant; (D) each Executive Option shall be exercisable for the ten (10) year period following the date of grant; and (E) each Executive Option shall be evidenced by, and subject to, an Option Agreement.


5. REIMBURSEMENT OF EXPENSES

     In addition to the compensation provided for under Section 4 hereof, upon submission of proper vouchers, the Company will pay or reimburse the Executive for all normal and reasonable travel and entertainment expenses incurred by the Executive during the Employment Term in connection with the Executive's responsibilities to the Company.


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6. TERMINATION BENEFITS

     (a) Upon the termination of the Executive's employment with the Company for any reason, the Company shall provide the Executive (or, in the case of his death, his estate or other legal representative), (i) any Annual Bonus earned but not yet paid with respect to the preceding calendar year, (ii) all benefits due him under the Company's benefits plans and policies for his services rendered to the Company prior to the date of such termination (according to the terms of such plans and policies), (iii) not later than ninety (90) days after such termination, in a lump sum, all Base Salary earned through the date of such termination, and (iv) not later than ninety (90) days after such termination, in a lump sum, any Annual Bonus earned with respect to that portion of the calendar year prior to such termination.

     (b) In the event that the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason (but not by reason of expiration or non-renewal of this Agreement), and subject to the last sentence of this subsection (b), the Company shall make a one-time cash payment to the Executive in a gross amount such that the net payments retained by the Executive after payment of any applicable Excise Tax with respect to such payment shall equal Two Million Dollars ($2,000,000). Such payment shall be made at the time of any such termination without Cause or within thirty (30) days of any such resignation for Good Reason. Such payment shall be in full satisfaction of all obligations of the Company to Executive hereunder (other than those obligations set forth in subsection (a)) and shall be conditioned on Executive giving a general release of the Company and affiliates in the form used generally by the Company in the case of the termination of employment of senior executives.

                (c) (i) In the event that the Executive elects to terminate his employment hereunder other than for Good Reason, the Company, in consideration for the Executive's agreement in Section 7(b), shall continue to pay him his Base Salary as set forth in Section 4(a) through the earlier of (A) the fifth (5th) anniversary of the Effective Date or (B) the second (2nd) anniversary of such termination of employment (the earlier of such dates, the "Cessation Date").

                (ii) In addition, in such event, the Company may, by written notice to the Executive given no later than 15 days following his termination of employment, elect to require the Executive to observe the provisions of Section 7(c) hereof. In such event, the Company shall, on the last day of each calendar year through December 31, 2002 make a payment to him equal to his Average Bonus, and on the last day of the calendar year which includes the Cessation Date make a payment to him equal to the product of his Average Bonus and the fraction of such calendar year which precedes the Cessation Date.


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     (d) In the event that the Executive's employment is terminated by reason of expiration or non-renewal of this Agreement the Company shall make a one-time cash payment to the Executive equal to two (2) times the amount of his annual Base Salary payable for the Contract Year ending on (or in which falls) the date of Termination of Employment. Such payment shall be made at the time of such Termination of Employment. Such payment shall be in full satisfaction of all obligations of the Company to the Executive hereunder (other than those obligations set forth in subsection (a)) and shall be conditioned on the Executive giving a general release of the Company and affiliates in the form used generally by the Company in the case of the termination of employment of senior executives.

     (e) In the event of any Termination of Employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.


7. PROTECTED INFORMATION; PROHIBITED SOLICITATION

     (a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas and formatting and programming concepts and plans, that such confidential or proprietary information has been developed and will be developed through the Company's expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not to disclose such information unless required to do so by subpoena or other legal process. No information otherwise in the public domain (other than by an act of the Executive in violation hereof) shall be considered confidential.

     The Executive further agrees that all memoranda, notices, files, records and other documents concerning the business of the Company, made or compiled by the Executive during the period of his employment or made available to him, shall be the Company's property and shall be delivered to the Company upon its request therefor and in any event upon the termination of the Executive's employment with the Company, provided, however, that the Executive shall be permitted to retain copies of personal correspondence generated or received by him during the Employment Term, subject to the use restrictions of this Section 7(a).

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     (b) The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that after any Termination of Employment, and through the Expiration Date the Executive will not directly or indirectly induce any employee of any of the Protected Companies (as defined below) to terminate such employment or to become employed by any other media company.

     (c) Should the Company make the election set forth in Section 6(c)(ii), the Executive further agrees that, from and after the Termination of Employment and through the Expiration Date, he shall not be employed by or perform activities on behalf of, or have an ownership interest in, (i) any radio or television broadcasting station serving the same "Area of Dominant Influence" (as reported by Arbitron) as any of the radio or television broadcasting stations owned by the Company or its subsidiaries or affiliates, or the subsidiaries or affiliates of any of the Company's direct or indirect stockholders owning more than twenty percent (20%) of the Company (collectively the "Protected Companies"), or (ii) any person, firm, corporation or other entity, or in connection with any business enterprise, that is directly or indirectly engaged in any of the radio, television, outdoor advertising or related business activities in which the Company and its subsidiaries or the Protected Companies have significant involvement (collectively, the "Competing Business Areas"), in each case at the effective time of such Termination of Employment (other than beneficial ownership of up to five percent (5%) of the outstanding voting stock of a publicly traded company that owns such a competitor).

     (d) The restrictions in this Section 7, to the extent applicable, shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

     (e) The parties hereby acknowledge that the restrictions in this Section 7 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Protected Companies from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 7 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 7 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. The Executive acknowledges that the Protected Companies operate in major and medium sized markets throughout the United States and that the effect of Section 7(c) may be to prevent him from working in the Competing Business Areas after his termination of employment hereunder.


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8. INJUNCTIVE RELIEF

     The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 7 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this Section 8 shall survive the Employment Term.


9. PARTIES BENEFITED; ASSIGNMENTS

     This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and Los Angeles and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution.


10. NOTICES

     Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this
Section 10. Notices shall be deemed given when received.


11. GOVERNING LAW

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.


12. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

     The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if


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it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers ("Directors and Officers Insurance") against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employment Term for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Executive no less favorable, taken as a whole, than the benefits provided to the Executive by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Executive, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.


13. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE

     The Executive represents and warrants to the Company that (a) the Executive is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder, and (b) the Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.


14. DISPUTES

     Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in the city of the Company's headquarters in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay the costs and expenses of such arbitration and the fees of the Executive's counsel and experts unless the finder of fact determines that the Company is the prevailing party in such arbitration.

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15. FACILITY OF PAYMENT

     All cash payments to be made by the Company to or on behalf of the Executive hereunder shall be an obligation of and made by Los Angeles.


16. PRIOR EMPLOYMENT AGREEMENT

     This Agreement shall supersede and replace in its entirety the Prior Employment Agreement and, except as specifically described herein, all of the Executive's and the Company's rights and obligations under the Prior Employment Agreement are extinguished upon the effectiveness of this Agreement, and the Executive acknowledges and agrees that he shall have no rights under the Prior Employment Agreement, including, without limitation, any rights under Section 6 of the Prior Employment Agreement. The Executive hereby withdraws any and all termination notices previously delivered in connection with the Prior Employment Agreement.


17. MISCELLANEOUS

     The provisions of this Agreement shall survive the termination of the Executive's employment with the Company. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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     IN WITNESS WHEREOF, the parties have duly executed and delivered this
Agreement as of the date first written above.

                        CHANCELLOR MEDIA CORPORATION
                        CHANCELLOR MEDIA CORPORATION OF
                        LOS ANGELES



                        By:   /s/ THOMAS O. HICKS
                            ---------------------------------------
                                Thomas O. Hicks
                                Chairman of the Board
                                Interim President and Chief Executive Officer




                              /s/ MATTHEW E. DEVINE
                            ---------------------------------------
                                Matthew E. Devine



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